EXHIBIT 99.1

Black Ridge Oil & Gas Announces Increase in Credit Facility From $10 Million to $20 Million

Minnetonka, Minnesota – September 6, 2012 /PRNewswire-FirstCall/ – Black Ridge Oil & Gas, Inc. today announced that it has amended its credit facility with Dougherty Funding, LLC from $10 million to $20 million of which $16.5 million is currently available. The facility will provide the Company with the additional funding for its Bakken and Three Forks development plan.

Mr. Ken DeCubellis, Chief Executive Officer of Black Ridge Oil & Gas, Inc. stated: "We are excited about the increased borrowing capacity of our credit facility with Dougherty Funding. We believe this is a direct result of our strong financial results and our proven ability to successfully execute on our strategy.”

The credit facility, initially completed on April 4, 2012, is secured by all of the Company's oil and gas assets and remaining other real and personal property.

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. Black Ridge Oil & Gas controls approximately 11,000 net Bakken and/or Three Forks acres. For additional information, visit the Company's website at www.blackridgeoil.com.

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Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

Contact:

Black Ridge Oil & Gas Investor Relations:
Gerald Kieft
WSR Communications
772-219-7525
IR@WSRCommunications.com

http://wsrcommunications.ir.stockpr.com/blackridgeoil/overview